UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) September 24, 2010

SANTA FE GOLD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20430	84-1094315
(Commission File Number)	(IRS Employer Identification No.)

1128 Pennsylvania NE, Suite 200
Albuquerque, NM 87110
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (505) 255-4852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

( ) Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01.           Other Events.

          On September 24, 2010, Santa Fe Gold Corporation (“Santa Fe”) entered into a non-binding Memorandum of Understanding with Columbus Silver Corporation (TSXV: CSC) (“Columbus Silver”) pursuant to which Santa Fe will acquire all of the outstanding shares of common stock of Columbus Silver in exchange for shares of Santa Fe common stock. The contemplated exchange ratio is one share of Santa Fe common stock for every 5.82515 shares of Columbus Silver’s common stock. It is contemplated that Santa Fe will issue a total of 8,787,527 shares in the transaction, which is valued at approximately $9.93 million. Following completion of the transaction, it is estimated that Santa Fe will be owned 91.37% by current Santa Fe shareholders and 8.63% by Columbus Silver shareholders.

          The Memorandum of Understanding contemplates a business combination by way of a Plan of Arrangement, which is subject to Canadian court approval. In addition, the proposed transactions are subject to the final approval of the boards of directors of Santa Fe and Columbus Silver, stock exchange and regulatory approvals, and Columbus Silver shareholder approval. A copy of the Memorandum of Understanding, containing the relevant the terms, is attached as Exhibit 99.2 hereto.

Item 9.01           Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

The following exhibits are filed herewith:

Exhibit
Number	Description

99.1	Press Release dated September 27, 2010
99.2	Memorandum of Understanding

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SANTA FE GOLD CORPORATION
(Registrant)

Date: September 27, 2010	/s/ W. Pierce Carson
W. Pierce Carson
Chief Executive Officer